EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77I:
  Terms of new or amended securities

EXHIBIT B:
  Attachment to item 77Q1:
  Exhibits
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

EXHIBIT A:
Credit Suisse Global Technology Fund, Inc.
(formerly known as Credit Suisse Warburg Pincus Global
Telecommunications Fund, Inc.)

Sub-ITEM 77I:
The Fund offers Class A shares effective November 30, 2001.
Class A shares are offered subject to a front-end sales load of up to 5.75% of the offering price of the Fund;
provided, however, that such front-end sales charges may be waived in certain circumstances described in the Fund's prospectus and statement of additional information. The Fund's Class A Shares are subject to a Rule 12b-1 fee of .25 of 1% per year of the average daily net assets of the Class A shares of the Fund consisting of distribution payments and/or service fees of .25 of 1% per year of the average daily net assets of the Class A shares of the Fund. Specified minimum initial and subsequent purchase amounts are applicable to the Class A shares.



EXHIBIT B:
SUB-ITEM 77Q1: Exhibits
(a) - 2 exhibits


(1)                       ARTICLES OF AMENDMENT
                                   OF
                        ARTICLES OF INCORPORATION
                                   OF
  CREDIT SUISSE WARBURG PINCUS GLOBAL TELECOMMUNICATIONS FUND, INC.

Credit Suisse Warburg Pincus Global Telecommunications
Fund, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Maryland General Corporation
Law, hereby certifies that:

FIRST: Article II of the Charter of the Corporation is amended to read as follows:

                              "ARTICLE II

                                  NAME
The name of the corporation is Credit Suisse Global Technology Fund, Inc."

SECOND: The above amendment to the Charter was unanimously approved by the Board of Directors. The amendment is limited to a change expressly permitted by 2-605 of the Maryland General Corporation Law to be made without action by the stockholders and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

THIRD: The above amendment to the Charter shall become effective as of December 12, 2001.

IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed these Articles of Amendment and do hereby acknowledge that these Articles of Amendment are the act and deed of the Corporation and that, to the best of their knowledge, information and belief, the matters and facts contained herein with respect to authorization and approval are true in all material respects, under penalties of perjury.

DATE: November  19th , 2001

/s/Hal Liebes
Hal Liebes
Vice President and Secretary

ATTEST:
/s/Gregory N. Bressler
Gregory N. Bressler
Assistant Secretary


(2)                     Amendment to the By-Laws
                                   of
   Credit Suisse Warburg Pincus Global Telecommunications Fund, Inc.
..
Pursuant to Article VIII of the By-Laws of Credit Suisse Warburg
Pincus Global Telecommunications Fund, Inc., the name has changed to Credit Suisse Global Technology Fund, Inc.

Dated the 12th day of December, 2001